Exhibit 2.9

SIXTH AMENDMENT TO

INTELLECTUAL PROPERTY PURCHASE AGREEMENT

THIS SIXTH AMENDMENT TO INTELLECTUAL PROPERTY PURCHASE AGREEMENT (this “Sixth Amendment”), dated as of April 15, 2011, by and between Kevin Jones, an individual residing at 2747 Paradise Road, Apt 3204, Las Vegas, Nevada 89109 (“Seller”), and Higher One, Inc., a Delaware corporation having a place of business at 25 Science Park, New Haven, Connecticut 06511 (“Buyer”), and, with respect to Sections 2 and 4 below, D. Dean McCormick, III (“McCormick”), an individual, and Douglas Connon, an individual (“Connon”).

RECITALS:

WHEREAS, Seller and Buyer are parties to that certain Intellectual Property Purchase Agreement, dated as of June 9, 2008 as amended by that certain First Amendment to Intellectual Property Agreement, dated as of May 1, 2009, that certain Second Amendment to Intellectual Property Agreement, dated as of August 21, 2009, that certain Third Amendment to Intellectual Property Agreement, dated as of May 12, 2010, that certain Fourth Amendment to Intellectual Property Agreement, dated December 10, 2010, and that certain Sixth Amendment to Intellectual property Agreement, dated February 3, 2011 (collectively, the “IP Purchase Agreement”); and

WHEREAS, pursuant to the IP Purchase Agreement, one million (1,000,000) shares of the Buyer’s common stock, $0.001 par value per share, were issued to Seller as consideration for the Intellectual Property and, thereafter, such shares have been converted into three million (3,000,000) shares of Higher One Holdings, Inc. (“HOHI”) taking into effect the 3-for-1 stock split of common stock of HOHI and the corporate reorganization of Higher One, and a portion thereof have been transferred from Seller to each of McCormick and Connon; and

WHEREAS, prior to the date of this Sixth Amendment, McCormick has sold two thousand two hundred twenty-eight (2,228) of the shares referred to in the immediately preceding paragraph and Jones has sold eleven thousand one hundred forty (11,140) of the shares referred to in the immediately preceding paragraph; and

WHEREAS, the parties hereto have agreed to amend the IP Purchase Agreement on the terms set forth herein.

NOW THEREFORE, intending to be legally bound hereby, the parties hereto agree as follows:

Section 1. Incorporation by Reference; Defined Terms.

(a) The recitals set forth above are hereby incorporated herein by reference.

(b) Capitalized terms used but not defined herein shall have the meanings given to such terms in the IP Purchase Agreement.

Section 2. Amendments to IP Purchase Agreement.

(a) Section 3.4(b) of the IP Purchase Agreement is hereby amended and restated in its entirety as follows:

“(b) Buyer and the Shareholders agree that as of April 1, 2011, a total of 1,492,191 of the Shares (after deducting the 2,228 Shares heretofore sold by McCormick and the 11,140 Shares heretofore sold by Jones), comprised of 1,479,365 of the Jones Shares, 5,299 of the McCormick Shares, and 7,527 of the Connon Shares, were not subject to the Repurchase Right and therefore need not have born the Legend , and the Shareholders and Buyer shall provide BNY Mellon with the necessary notice to have the Legend removed from such Shares.

Section 3. Effect of this Amendment.

The IP Purchase Agreement is hereby amended in accordance with the terms hereof, and this Sixth Amendment and the IP Purchase Agreement shall hereafter be one agreement and any reference to the IP Purchase Agreement in any document, instruments or agreement shall hereafter mean and include the IP Purchase Agreement as amended hereby. Except as specifically amended hereby, the IP Purchase Agreement is hereby ratified and confirmed and shall remain in full force and effect after the date hereof.

Section 4. Miscellaneous.

(a) Governing Law. This Sixth Amendment shall be governed by, and construed and enforced in accordance with, the laws of the State of Connecticut, without regard to its conflict of law principles.

(b) Counterparts. This Sixth Amendment may be executed in any number of counterparts and by the different parties hereto on separate counterparts each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute but one and the same instrument.

(c) Facsimiles and Email. The parties hereby agree that delivery by facsimile transmission or email of signature pages hereto signed on behalf of the parties hereto shall constitute effective and binding execution and delivery of this Sixth Amendment by such parties.

(d) Severability. If any provision of this Sixth Amendment, or the application thereof to any party hereto, shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions or applications of this Sixth Amendment which can be given effect without the invalid and unenforceable provision or application, and to this end the parties hereto agree that the provisions of this Sixth Amendment are and shall be severable.

(e) Amendment, Waivers, Consents, Etc. Any provision of the IP Purchase Agreement, including but not limited to any provision contained in this Sixth Amendment, may be amended, and the observance of any such provision may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of Buyer and Seller, and any such amendment or waiver shall be binding on Buyer, Seller, McCormick and Connon. Further, any consent, approval or instructions given by Seller (including but not limited to any given to BNY

Mellon Shareowner Services) pertaining in any way to the IP Purchase Agreement, including but not limited to any consent, approval or instructions relating to the imposition or removal of the Legend from any of the Shares, or in connection with the exercise of the Repurchase Right by Buyer, shall be binding on Seller, McCormick and Connon.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have executed and delivered this Sixth Amendment as of the date first above written.

SELLER

/s/ Kevin B. Jones
Kevin Jones

BUYER
HIGHER ONE, INC.

By:	/s/ Mark Volchek
Name:	Mark Volchek
Title:	CFO

The undersigned hereby agree to the provisions of Sections 2 and 4 above.

/s/ D. Dean McCormick, III	/s/ Douglas Connon
D. Dean McCormick, III	Douglas Connon

The undersigned hereby agrees to abide by the provisions of the IP Purchase Agreement, as amended by this Sixth Amendment.

HIGHER ONE HOLDINGS, INC.

By:	/s/ Mark Volchek
Name:	Mark Volchek
Title:	CFO

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